EXHIBIT 99.1

IZEA Secures $1.5 Million Credit Facility

Orlando, Fla. (March 8, 2013) - IZEA, Inc. (IZEA: OTCQB), the pioneer of Social Media Sponsorship, closed on a new $1.5 million secured credit facility with Bridge Bank, N.A. of San Jose, California. The credit facility is based upon an advance rate of the Company's eligible trade accounts receivable.

"The company is delighted to be working with a full-service professional business bank dedicated to meeting the financial needs of emerging technology businesses," said Ted Murphy, Founder & CEO of IZEA. "Our engagement with Bridge Bank provides us with additional financial flexibility as we continue to grow IZEA.”

About Bridge Bank, National Association
Bridge Bank, National Association is Silicon Valley's full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Bridge Bank's Technology Banking Division serves venture-backed and non venture-backed companies from inception to IPO. Bridge Bank's product offering includes growth capital, equipment and working capital credit facilities and treasury management solutions, along with a full line of international products and services and financing secured by domestic, government and foreign receivables. For details, visit http://www.bridgebank.com.

About IZEA
IZEA, Inc. is the pioneer of social media sponsorship, operating multiple online marketplaces including Staree, Sponsored Tweets and SocialSpark. IZEA connects advertisers with social media publishers, helping them monetize their social media presence. The company has completed over three million social media sponsorships for customers ranging from small local businesses to Fortune 50 organizations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and general economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement

Investor Contact
Jon Cunningham
Tel: +1-800-733-2447, ext. 107
RedChip Companies, Inc.
info@redchip.com

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